Exhibit 8.1

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: 212-837-6000 Fax: 212-422-4726 hugheshubbard.com

July 10, 2009

Cenveo, Inc.
One Canterbury Green
201 Broad Street
Stamford, CT 06901

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Cenveo, Inc., a Colorado corporation (“Cenveo”), including the proxy statement of Nashua Corporation, a Massachusetts corporation (“Nashua”), forming a part thereof, relating to the proposed merger of Nashua and a subsidiary of Cenveo.

We have participated in the preparation of the discussion set forth in the section entitled “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP

New York      ■      Washington, D.C.      ■      Los Angeles      ■      Miami      ■      Jersey City      ■      Paris      ■      Tokyo